EXHIBIT 99.1

Contacts:
Cubist Pharmaceuticals, Inc.	Euro RSCG Life NRP
Michelle Faulkner	Emily Poe — financial media
Manager, Corporate Communications	(212) 845-4266
(781) 860-8414	emily.poe@eurorscg.com
michelle.faulkner@cubist.com

CUBIST PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS; FULL YEAR REVENUES TOTAL $68.1 MILLION

EARNINGS CONFERENCE CALL & WEBCAST TODAY (WITH SLIDES) AT 10:30 AM ET

Lexington, MA, January   25, 2005 — Cubist Pharmaceuticals, Inc. (Nasdaq: CBST) today reported results for the fourth quarter and year ended December 31, 2004. Revenues for the year ended December 31, 2004 totaled $68.1 million versus $3.7 million for the year ended December 31, 2003. The increase in revenue is primarily attributable to net sales of Cubicin® (daptomycin for injection), which totaled $21.0 million and $58.6 million for the fourth quarter and full year 2004, respectively.

Net loss for the fourth quarter of 2004 was $17.7 million, or $0.40 per share, as compared to $31.5 million or $0.83 per share for the fourth quarter of 2003. Net loss for the full year 2004 was $76.5 million or $1.86 per share as compared to $115.0 million or $3.61 per share for the full year 2003.

Results for the Quarter Ended December 31, 2004

Total net revenue for the three months ended December 31, 2004 was $25.4 million, compared to $3.4 million for the three months ended December 31, 2003. The quarter over quarter increase was primarily attributable to an increase of $19.3 million in net product sales of CUBICIN, as well as the recognition of $2.5 million of deferred license fee revenue related to Cubist’s 1999 cross license agreement with Diversa Corporation. The entire upfront license fee was recorded as deferred revenue at the date of the agreement and was taken into revenue upon the expiration of a repayment provision in November 2004.

Research and development expense for the three months ended December 31, 2004 was $16.0 million, compared to $13.4 million for the same period in 2003, an increase of $2.6 million or 19%. The increase in research and development expense is primarily due to an increase in clinical trial expenses, employee-related expenses, the development of a second CUBICIN bulk drug substance manufacturer and a second fill-finish site for CUBICIN, as well as expenses related to Cubist’s license agreement with XTL Biopharmaceuticals Ltd. for the investigational monoclonal antibody product currently known as HepeX-B™. These increases are offset by a decrease in expenses related to the CAB-175 and OCTX programs, which were discontinued in the first quarter of 2004.

Sales and marketing expense was $9.7 million for the three months ended December 31, 2004 as compared to $9.2 million in the same period of 2003, an increase of $0.5 million, or 5%. This increase was primarily driven by higher employee-related expenses in the fourth quarter of 2004 as compared to the fourth quarter of 2003 offset by lower marketing costs from quarter-to-quarter as marketing costs in the fourth quarter of 2003 were higher to support the initial launch of CUBICIN.

General and administrative expense for the three months ended December 31, 2004 was $7.1 million as compared to $8.2 million for the same period in 2003, a decrease of $1.1 million, or 13%. The decreased spending in 2004 is primarily due to a lease termination charge of $3.8 million, or $0.10 per share, which was recorded in the fourth quarter of 2003. This decrease was offset by a $2.2 million charge recorded in the fourth quarter of 2004 related to the write-down of a patent unrelated to CUBICIN.

Results for the Year Ended December 31, 2004

Total net revenue for the twelve months ended December 31, 2004 was $68.1 million, compared to $3.7 million for the twelve months ended December 31, 2003, an increase of $64.4 million. The Company recorded net product sales of $58.6 million for the year ended December 31, 2004, compared to $1.7 million for the year ended December 31, 2003.

Also contributing to the increase in revenue was the recognition of $5.7 million of deferred revenue related to upfront payments from Chiron Corporation received in 2003, compared to $1.4 million recognized for the year ended December 31, 2003. Cubist also recognized $2.5 million of deferred license fee revenue from Diversa, related to its 1999 cross license agreement with Diversa.

Research and development expense for the year ended December 31, 2004 was $57.2 million compared to $54.5 million for 2003, an increase of $2.7 million, or 5%. The increase in research and development costs is primarily due to an increase in clinical trial expenses, employee-related expenses, expenses related to Cubist’s license agreement with XTL Biopharmaceuticals Ltd. for the investigational monoclonal antibody product currently known as HepeX-B™, and expenses associated with the development of a second CUBICIN bulk drug substance manufacturer and a second fill-finish site for CUBICIN. These increases were offset by expenses incurred in 2003 and not in 2004 to bring the first CUBICIN bulk drug manufacturer up and running as well as decreased expenses in 2004 related to the CAB-175 and OCTX research programs, which was discontinued in the first quarter of 2004.

Sales and marketing expense for 2004 was $35.0 million compared to $21.1 million for 2003, an increase of $13.9 million or 66%. This increase was primarily driven by higher employee-related expenses as a result of having a fully staffed sales and marketing group for the full year 2004 as well as marketing activities and programs related to sales of CUBICIN that began in November 2003.

General and administrative expense for 2004 was $20.2 million compared to $30.0 million for 2003, a decrease of $9.8 million, or 33%. The decreased spending in 2004 is primarily due to the one-time lease termination charge recorded in 2003 of $12.9 million or $0.40 per share for the full year 2003. This decrease was offset by a $2.2 million charge recorded in the fourth quarter of 2004 to write down a patent unrelated to CUBICIN.

As of December 31, 2004, Cubist had $128.4 million in cash, cash equivalents and marketable securities. The total number of common shares outstanding as of December 31, 2004 was 51,153,827.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

WHEN: Tuesday, January 25, 2005 at 10:30 am ET

LIVE DOMESTIC & CANADA CALL-IN: (800) 473-6123

LIVE INTERNATIONAL CALL-IN: (973) 582-2706

24-HOUR REPLAY DOMESTIC & CANADA: (877) 519-4471

REPLAY CONFERENCE ID # 5506269

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT: www.cubist.com

Replay will be available for 30 days via the Internet;

a transcript of the call will be filed with the SEC and will also be available upon request

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About Cubist
Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that meet unmet medical needs. In the U.S., Cubist markets Cubicin® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides. CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections. Cubist’s pipeline includes HepeX-B™, a monoclonal antibody biologic currently in the second of two Phase 2 trials to determine its potential for the prevention of infection by the Hepatitis B virus (HBV) in liver transplant patients, and research efforts focused on novel members of the lipopeptide class of molecules and on natural products discovery.. Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement
Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist. These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors, and the medical community generally; (ii) Cubist’s ability to continue to develop, secure additional regulatory approvals for, and successfully market, CUBICIN; (iii) Cubist’s ability to manufacture CUBICIN on a commercial scale; (iv) commercialization of products that are competitive with CUBICIN; (v) Cubist’s ability to discover or in-license drug candidates; (vi) Cubist’s ability to successfully develop drug candidates in its pipeline, including HepeX-B; (vii) Cubist’s ability to successfully commercialize any product or technology developed by Cubist; (viii) Cubist’s ability to establish and maintain successful manufacturing, sales and marketing, distribution, and development collaborations; (ix) legislative or regulatory changes adversely affecting Cubist or the biopharmaceutical industry; (x) Cubist’s ability to protect its intellectual property and proprietary technologies; and (xi) Cubist’s ability to finance its operations. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and Cubicin are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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Additional information can be found at Cubist’s web site at www.cubist.com

Tables Follow

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	December 31, 2004	December 31, 2003
ASSETS
Cash, cash equivalents and investments	$128,386	$142,399
Property and equipment, net	47,948	45,221
Other assets	39,574	34,938

Total assets	$215,908	$222,558

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$5,504	$3,655
Accrued expenses	19,413	26,191
Deferred revenue	4,950	13,118
Debt and capital lease obligations	165,195	197,810
Total liabilities	195,062	240,774

Total stockholders’ equity (deficit)	20,846	(18,216)

Total liabilities and stockholders’ equity (deficit)	$215,908	$222,558

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Revenues:
Product revenues, net	$21,033	$1,673	$58,559	$1,673
License fee revenues	4,017	1,517	8,268	1,517
Collaborative agreement and other revenues	390	170	1,244	526
Total revenues	$25,440	$3,360	$68,071	$3,716

Costs and expenses:
Cost of product revenue	6,846	816	20,249	816
Research and development	15,957	13,374	57,182	54,505
Sales and marketing	9,655	9,185	35,019	21,090
General and administrative	7,075	8,174	20,234	29,978
Total costs and expenses	39,533	31,549	132,684	106,389

Operating loss	(14,093)	(28,189)	(64,613)	(102,673)
Other income (expense):
Interest income	478	476	1,767	2,182
Interest expense	(4,090)	(3,380)	(13,607)	(13,601)
Other income (expense)	15	(440)	(59)	(911)
Total other income (expense), net	(3,597)	(3,344)	(11,899)	(12,330)

Net loss	$(17,690)	$(31,533)	$(76,512)	$(115,003)

Basic and diluted net loss per common share	$(0.40)	$(0.83)	$(1.86)	$(3.61)

Basic and diluted weighted average number of common shares	44,211,684	38,065,054	41,228,275	31,872,555